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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Sub Surface Waste Management of Delaware, Inc.
Carlsbad, California

         As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated October 24, 2003, included in Sub Surface Waste Management of Delaware, Inc.'s December 10, 2002 Current Report on Form 8-K, as amended, for the years ended September 30, 2002 and 2001, and to all references to our Firm included in this Registration Statement.





                                    /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

                                        Russell Bedford Stefanou Mirchandani LLP




McLean, Virginia
October 31, 2003